As filed with the Securities and Exchange Commission on November 6, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TWENTY-FIRST CENTURY FOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0075658
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas, New York, New York 10036

(Address of principal executive offices) (Zip code)

Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan

(Full title of the plan)

Janet Nova, Esq.

Executive Vice President and Deputy Group General Counsel

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

(Name, address and telephone number of agent for service)

Copy to:

Amy Bowerman Freed, Esq.

Hogan Lovells US LLP

875 Third Avenue

New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, $0.01 par value per share (3)	87,500,000	$33.325	$2,915,937,500	$375,573

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of Class A common stock, $0.01 par value, of the Registrant (the “Class A Common Stock”) shown in the table above, an indeterminate number of shares of Class A Common Stock which, by reason of events specified in the Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan (the “2013 LTIP”), may become subject to the 2013 LTIP.
(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee, based upon the average of the high and low sale prices of the Class A Common Stock as reported on the NASDAQ Global Select Market on November 5, 2013.
(3)	Includes Series A Junior Participating Preferred Stock Purchase Rights attached thereto, for which no separate fee is payable pursuant to Rule 457.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Twenty-First Century Fox, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed with the SEC on August 19, 2013;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013 filed with the SEC on November 6, 2013;

(c)	The Registrant’s Current Reports on Form 8-K or amendments thereto filed July 3, 2013, July 5, 2013, July 8, 2013, July 9, 2013, July 10, 2013, July 11, 2013, July 12, 2013, July 15, 2013, July 19, 2013, July 22, 2013, July 23, 2013, July 24, 2013, July 25, 2013, July 26, 2013, July 29, 2013, July 31, 2013 (Film Nos. 13996920 and 13999761), August 1, 2013, August 5, 2013 (Film Nos. 131007498 and 131010522), August 6, 2013 (Film No. 131014067), August 7, 2013, (Film Nos. 131014804 and 131018068), August 9, 2013 (Film Nos. 131023339 and 131027253), August 12, 2013, August 14, 2013 (Film Nos. 131034127 and 131038808), August 15, 2013, August 16, 2013, August 19, 2013, August 21, 2013, August 22, 2013, August 23, 2013, August 26, 2013, August 27, 2013, August 28, 2013, August 29, 2013, August 30, 2013 (Film Nos. 131070364 and 131072809), September 3, 2013, September 4, 2013, September 5, 2013, September 6, 2013, September 9, 2013, September 10, 2013, September 11, 2013, September 12, 2013, September 13, 2013, September 16, 2013, September 17, 2013, September 18, 2013, September 19, 2013, September 20, 2013 (Film Nos. 131108203 and 131108209), September 23, 2013, September 24, 2013, September 25, 2013 (Film Nos. 131114867 and 131114962), September 26, 2013, September 27, 2013, September 30, 2013, October 1, 2013 (Film Nos. 131127296 and 131127308), October 3, 2013, October 4, 2013 (Film Nos. 131137114 and 131137238), October 8, 2013, October 9, 2013, October 10, 2013, October 11, 2013, October 15, 2013, October 16, 2013, October 17, 2013, October 18, 2013 (Film Nos. 131159845 and 131159859), October 21, 2013, October 22, 2013, October 23, 2013, October 24, 2013, October 25, 2013, October 28, 2013, October 29, 2013 and October 30, 2013.

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on December 29, 2008.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Registrant, a Delaware corporation, are indemnified against liability which they may incur in such capacities.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. Article IX of the Registrant’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The Restated Certificate of Incorporation further provides that any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Registrant in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

By-laws. Article VII of the Amended and Restated By-laws of the Registrant (the “Amended and Restated By-laws”) provides that each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Registrant or any of its direct or indirect subsidiaries, or is or was serving at the request of the Registrant as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or in any other capacity (hereinafter an “indemnitee”), whether the basis of any such proceeding is alleged action in such person’s official capacity or in any other capacity while holding such office, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorney’s fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred. Such indemnification shall continue after an indemnitee has ceased to serve as a director or officer or in any other capacity. Except with respect to proceedings to enforce rights to indemnification, the Registrant shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding is authorized by the Board. The Registrant shall to the fullest extent not prohibited by applicable law pay the reasonable expenses (including reasonable attorneys’ fees) incurred by indemnitee in defending any proceeding in advance of its final disposition only after delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all advanced amounts if it shall ultimately be determined by final judicial decision or order from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Amended and Restated By-laws or otherwise.

Insurance. The Registrant maintains directors’ and officers’ liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Rights Agreement of Twenty-First Century Fox, Inc. (formerly known as News Corporation) (Incorporated by reference to Exhibit 99.1 to the Current Report of the Registrant on Form 8-K filed with the SEC on May 24, 2013).

5.1	Opinion of Hogan Lovells US LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Hogan Lovells US LLP (Included in Exhibit 5.1).*

24.1	Power of Attorney (Included in the signature page of this registration statement).

99.1	Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report of the Registrant on Form 8-K filed with the SEC on October 18, 2013).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, state of New York, on this 6th day of November, 2013.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ K. RUPERT MURDOCH
K. Rupert Murdoch
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints K. Rupert Murdoch, John P. Nallen and Janet Nova, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact of any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 6, 2013.

Signature	Title

/s/ K. RUPERT MURDOCH	Chairman and Chief Executive Officer and Director
K. Rupert Murdoch	(Principal Executive Officer)

/s/ JOHN P. NALLEN	Senior Executive Vice President
John P. Nallen	and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ DELPHINE ARNAULT	Director
Delphine Arnault

/s/ JAMES W. BREYER	Director
James W. Breyer

/s/ CHASE CAREY	Director
Chase Carey

/s/ DAVID F. DEVOE	Director
David F. DeVoe

Signature	Title

/s/ VIET DINH	Director
Viet Dinh

/s/ RODERICK I. EDDINGTON	Director
Roderick I. Eddington

/s/ JAMES R. MURDOCH	Director
James R. Murdoch

/s/ LACHLAN K. MURDOCH	Director
Lachlan K. Murdoch

/s/ JACQUES NASSER	Director
Jacques Nasser

/s/ ROBERT S. SILBERMAN	Director
Robert S. Silberman

/s/ ÁLVARO URIBE	Director
Álvaro Uribe

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Rights Agreement of Twenty-First Century Fox, Inc. (formerly known as News Corporation) (Incorporated by reference to Exhibit 99.1 to the Current Report of the Registrant on Form 8-K filed with the SEC on May 24, 2013).

5.1	Opinion of Hogan Lovells US LLP.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Hogan Lovells US LLP (Included in Exhibit 5.1).*

24.1	Power of Attorney (Included in the signature page of this registration statement).

99.1	Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report of the Registrant on Form 8-K filed with the SEC on October 18, 2013).

*	Filed herewith.